                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into effect the 7th. day of September, 1999, by and among PROTALEX, INC., a New Mexico corporation and its assigns (hereinafter referred to as "Buyer"); and DON HANOSH, (hereinafter referred to as "Seller"), being a shareholder of ENERDYNE CORP., a New Mexico corporation (hereafter referred to as "Company").

     WHEREAS, Seller is the owner of record and beneficially owns Eight Hundred Eight-five Thousand Four Hundred Eight (885,408) shares of the issued and outstanding shares of Common Stock of the Company ("Shares"); and

     WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                          I.

                           SALE AND PURCHASE OF THE SHARES

     1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares listed in Exhibit "A", attached hereto.

     1.2 CLOSING. The purchase shall be consummated at a closing ("Closing") to take place at 9:00 o'clock a.m., at the offices of Buyer's counsel on September 30, 1999 ("Closing Date").

     1.3 PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares shall be a cash payment of Three Hundred Sixty-eight Thousand Five Hundred Forty-six Dollars ($368,546.00) payable to the Seller in certified funds on or before September 7, 2001 as defined in the Promissory Note ("Promissory Note") attached herein as Exhibit B .

     1.4 OTHER AGREEMENTS. At the Closing, the indicated parties shall execute and deliver the following additional agreements in substantially the form attached hereto:

                    (a) The Directors of the Company shall deliver to Buyer Minutes appointing John E. Doherty, Jon M. Aase MD, Paul L. Mann Ph.D., James K. Strattman and Arthur D. Bankhurst MD as the new directors and Seller shall submit to Buyer his resignation as an officer and director of the Company at closing;

                    (b) Seller shall deliver to Buyer s counsel stock certificates representing all of the Shares, duly endorsed to Buyer in blank or assignments separate from the certificates with medallion guarantees, transferring the Shares from Seller to Buyer upon receipt of the Promissory Note.

                    (c) Buyer shall deliver to Seller the Promissory Note along with a Continuing and Unconditional Guaranty from each of the following individuals: John E. Doherty, James J. Hanosh, James K.


                                       1.

     Strattman and James J. Hanosh Jr..

     1.5 TRANSACTIONS DEFINED. This Agreement and other agreements listed in paragraph 1.4, are sometimes referred to as the "Basic Agreements". The transactions contemplated by the Basic Agreement are sometimes referred to as the "Transactions".

                                         II.

                            REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represent and warrant to Buyer as follows:

                    (a) TITLE TO THE SHARES. At Closing, Seller shall own of record and beneficially the number of the Shares listed in Exhibit "A", of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

                    (b) ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of New Mexico. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                    (c) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Company consists of Four Million (4,000,000) shares of Common Stock, of which One Million Eight Hundred Eighteen Thousand Nine Hundred Seventeen (1,818,917) shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws. The Company does not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any shares of its capital stock, whether authorized or not. The Company is not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the Company's income, profits or assets, or obligating the Company to distribute any portion of its income, profits or assets.

                    (d) AUTHORITY. Seller has full power and lawful authority to execute and deliver the Basic Agreements to which he is a party and to consummate and perform the Transactions contemplated thereby. The Basic Agreements to which he is a party constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Seller, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements to which he is a party by Seller, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets are bound or affected.

                    (e) NO ASSETS. Prior to the Closing Date, and the request of the Buyer, the Company shall divest itself of all its assets. Buyer waives any right or claim it or the Company may have

                                       2.

     Resulting from the divestiture of the assets. At Closing, the Company will not own or have rights to any assets.


                    (f) NO UNDISCLOSED LIABILITIES. Seller is not aware of any liabilities for which the Company is liable or will become liable in the future other than liabilities to be satisfied at or prior to the Closing.


                    (g) TAXES. The Company has filed all federal, state, local tax and other returns and reports which were required to be filed with respect to all taxes, levies, imposts, duties, licenses and registration fees, charges or withholdings of every nature whatsoever ("Taxes"), and their exists a substantial basis in law and fact for all positions taken in such reports. No waivers of periods of limitation are in effect with respect to any taxes arising from and attributable to the ownership of properties or operations of the business of the Company.

                    (h) BOOKS AND RECORDS. To the Seller's knowledge, the books and records of the Company are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect in all material respects the business, financial condition and results of operations of the Company as set forth in the Company Financial Statements.

                    (i) NO LITIGATION. To the Seller's knowledge, there are no actions, suits, claims, complaints or proceedings pending or threatened against the Company, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Company or any of its assets.

                    (j) FULL DISCLOSURE. All statements of Seller contained in this Agreement and in any other written documents delivered by or on behalf of Seller to Buyer are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Seller which could have a materially adversely affect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Company, which have not been disclosed to Buyer in the Basic Agreements to which Seller is a party.

     2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                    (a) ORGANIZATION. Buyer is a corporation, validly existing and in good standing under the laws of the State of New Mexico. Buyer has all rtequisites corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                    (b) AUTHORITY. Buyer has full power and lawful authority to execute and deliver the Basic Agreements to which Buyer is a party and to consummate and perform the Transactions contemplated thereby. The Basic Agreements to which Buyer is a party constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements to which Buyer is a party by Buyer, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected.

                                       3.

                    (c) DUE DILIGENCE. Buyer has conducted its own due diligence investigation on the Company. During its investigation, Buyer has had an opportunity to review the books and records of the Company and had an opportunity to ask questions of the officers of the Company, which questions were answered to Buyer's satisfaction.


                    (d) INVESTMENT INTENT. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof, and Buyer no has present intention of selling, granting participation in, or otherwise distributing the same. Buyer understands the specific risks related to an investment in the Shares, especially as it relates to the financial performance of the Company.

                                         III.
                                      COVENANTS

     3.1 COVENANTS OF SELLER. Seller covenants and agrees that from the date hereof to the Closing without the prior written consent of Buyer:

                    (a) MAINTAIN BOOKS. Seller will cause the Company to maintain its books, accounts and records in the usual, regular ordinary and sound business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                    (b) NO SECURITIES ISSUANCES. Seller will not permit the Company to issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of the Company except for the transactions contemplated herein.

                    (c) CONTRACTS. Seller will not permit the Company to enter into or assume any contract, agreement, obligation, lease, license, or commitment except in the ordinary course of business consistent with past practice or as contemplated by this Agreement.

                    (d) NOTICE OF CHANGE. Seller will promptly advise Buyer in writing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of the Company.


                                         IV.

                             CONDITIONS PRECEDENT TO THE
                            OBLIGATIONS OF BUYER TO CLOSE

     The obligation of Buyer to close the Transactions contemplated hereby is subject to the fulfillment by Seller prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

     4.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing. Seller shall have performed all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

                                       4.

     4.2 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

     4.3 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     4.4 DOCUMENTS TO BE DELIVERED BY SELLER. Seller shall have delivered the following documents to Buyer's counsel at closing:

                    (a) Stock certificates representing all of the Shares, duly endorsed to Buyer in blank or accompanied by duly executed stock powers with a medallion guarantee, copies of which are attached as Exhibit "A".

                    (b) A copy of (i) the Certificate of Incorporation of the Company, certified as correct by the Company; and (ii) the Bylaws of the Company certified as correct by the Company;

                    (c) All agreements referred to in paragraph 1.4 above to which Seller or the Company is a party, executed by all parties thereto other than Buyer.

                    (d) All corporate and other records of or applicable to the Company included but not limited to, current and up-to-date minute books, stock transfer books and registers, books of accounts, leases and material contracts.

                                          V.

                             CONDITIONS PRECEDENT TO THE
                            OBLIGATIONS OF SELLER TO CLOSE

     The obligation of Seller to close the Transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Seller:

     5.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer shall have performed all agreements, covenants and conditions required to be performed by Buyer prior to the Closing.

     5.2 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     5.3 OTHER AGREEMENTS. All parties other than Seller and the Company shall have executed and delivered the Basic Agreements.

     5.4 PAYMENTS. Seller shall have received from Buyer the executed Promissory Note and Personal Guarantees.

                                       5.

                                         VI.

                          MODIFICATION, WAIVERS, TERMINATION
                                     AND EXPENSES
     6.1 MODIFICATION. Buyer and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

     6.2 WAIVERS. Buyer and Seller may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

     6.3 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

                    (a)  By the mutual consent of Seller and Buyer;

                    (b) By Buyer, if the representations and warranties of Seller set forth herein shall not be accurate, or the conditions precedent set forth in Article IV shall have not have been satisfied, in all material respects; or

                    (c) By Seller, if the representations and warranties of Buyer set forth herein shall not be accurate, or the conditions precedent set forth in Article V shall not have been satisfied in all material respects.

     Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.


                                         VII.

                                    MISCELLANEOUS

     7.1 REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

     7.2 BINDING EFFECT OF THE BASIC AGREEMENTS. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Basic Agreements, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.

     7.3 APPLICABLE LAW. The Basic Agreements are made pursuant to, and will be construed under, the laws of the State of New Mexico.

     7.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage prepaid:

                                       6.

          (a)  If to Seller, to:

                    Don Hanosh
                    12814 Central Southeast
                    Albuquerque, NM   87123
                    Telephone:  (505) 332-7807
                    Fax: (505) 332-7807


          (b)  If to Buyer, to:

                    Protalex, Inc.
                    John E. Doherty, President
                    1518 Cornell Dr. N.E.
                    Albuquerque, New Mexico 87106
                    Telephone:  (505) 255-2194

     These addresses may be changed from time to time by written notice to the other parties.

     7.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

     7.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     7.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

     7.8 FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

     7.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

     7.10 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

     7.11 EXHIBITS. All of the following Exhibits to this Agreement are incorporated herein in the places referenced in this Agreement as if fully set forth herein:

     7.12 INTEGRATION. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and

                                       7.

submitted to the scrutiny of both Seller and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.


                              "BUYER"

                              PROTALEX, INC.
                              A NEW MEXICO CORPORATION

                              BY: /s/  John E. Doherty
                                 -----------------------
                              JOHN E. DOHERTY, PRESIDENT



                              "COMPANY"

                              ENERDYNE CORP.
                              A NEW MEXICO CORPORATION

                              BY: /s/  Don Hanosh
                                 -----------------------
                                 DON HANOSH, PRESIDENT



                              "SELLER"

                              /s/  Don Hanosh
                              --------------------------
                              DON HANOSH




                                       8.